UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On June 17, 2014, the Missouri Court of Appeals issued an opinion in connection with a lawsuit filed by 16 plaintiffs against Fluor Corporation (the “Company”) and certain former subsidiaries relating to alleged injuries resulting from the lead business of St. Joe Minerals Corporation (“St. Joe”) and The Doe Run Company (“Doe Run”), which are discontinued operations of the Company.   As reported in prior periods, the Company was named as a defendant in this lawsuit as a result of its ownership or other interests in St. Joe and Doe Run in the period between 1981 and 1994.  In 1994, the Company sold its interests in St. Joe and Doe Run, along with all liabilities associated with the lead business, pursuant to a sale agreement in which the buyer agreed to indemnify the Company for those liabilities.

In July 2011, a jury in the City of St. Louis Circuit Court awarded the plaintiffs $38.5 million in compensatory and economic damages and $320 million in punitive damages.  In December 2011, the Company appealed the judgments of the trial court.

In the opinion rendered by the appellate court on June 17, 2014, the court reversed and remanded back to the trial court $240 million in punitive damages against the Company.  In addition, the appellate court upheld the judgment for $38.5 million in compensatory and economic damages and $80 million in punitive damages against the Company and its former subsidiaries to whom the Company has provided certain indemnities relating to the St. Joe and Doe Run businesses.

Having just received the court’s opinion, the Company will not make any further statements about the ruling or its consequences to the Company’s financial statements or disclosures at this time.  However, any such effect would only be applied to discontinued operations and would not affect income from the Company’s continuing operations.   The Company is evaluating its next steps through the appeals process and will also continue to seek to enforce its rights to the indemnification from the buyer as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 19, 2014	FLUOR CORPORATION

	By:	/s/ Carlos M. Hernandez

Carlos M. Hernandez
Executive Vice President and Chief
Legal Officer